EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED
DECEMBER 31, 2012

Willimantic, Connecticut — February 21, 2013. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $745,000, or $0.08 basic and diluted earnings per share, for the quarter ended December 31, 2012 versus net income of $761,000, or $0.08 basic and diluted earnings per share, for the quarter ended December 31, 2011. The Company reported net income for the year ended December 31, 2012 of $1.1 million, or $0.11 basic and diluted earnings per share, compared to $2.4 million, or $0.24 basic and diluted earnings per share, for the year ended December 31, 2011.

Net interest income decreased $86,000 to $6.5 million and $252,000 to $26.2 million for the quarter and year ended December 31, 2012, respectively, compared to the same periods in the prior year. The decrease in net interest income was due to lower rates on loans and securities, partially offset by a lower cost of funds and an increase in the average balance of interest-earning assets.

The provision for loan losses decreased $302,000 for the quarter ended December 31, 2012, as a result of a decrease in nonperforming loans and lower loan charge-offs, as compared to the same period in the prior year. Net loan charge-offs were $85,000 compared to $1.2 million for the quarters ended December 31, 2012 and 2011, respectively. The provision for loan losses increased $1.3 million for the year ended December 31, 2012, as compared to the prior year, primarily due to higher loan charge-offs and the increased allowance for loan losses required with the growing commercial portfolio. At December 31, 2012, nonperforming loans totaled $7.7 million, compared to $9.2 million at September 30, 2012 and $10.6 million at December 31, 2011. A decrease in nonperforming commercial mortgage and residential mortgage loans of $2.3 million and $601,000, respectively, contributed to the lower balance of nonperforming loans at December 31, 2012. Net loan charge-offs for the year ended December 31, 2012 were $1.5 million, consisting primarily of commercial mortgage loan charge-offs, compared to $1.4 million for 2011. Two commercial loan relationships contributed to the higher level of loan charge-offs for 2012.

Noninterest income was $2.4 million and $2.9 million for the quarters ended December 31, 2012 and 2011, respectively, and $8.7 million and $11.1 million for the years ended December 31, 2012 and 2011, respectively. Lower noninterest income for 2012 is attributed to a decline in wealth management fees of $725,000 and $2.1 million for the quarter and year ended December 31, 2012, respectively, as a result of the sale of SI Trust Servicing, a third-party provider of trust outsourcing services for community banks. During 2012, the Company recorded a loss on the sale of SI Trust Servicing of $698,000 (pre-tax). The Company recognized a loss of $358,000 in 2012 resulting from the change in fair value of derivative instruments as compared to a gain of $195,000 in 2011. Write-downs of $392,000 on leasehold improvements and certain equipment related to the closure of the New London, Connecticut branch office were recognized during 2012. The Company realized a reduction in net gains on the sale of securities of $103,000 and $213,000 for the quarter and year ended December 31, 2012, respectively, compared to the same periods in 2011. These decreases were offset by an increase in mortgage banking fees of $391,000 and $1.1 million as a result of higher proceeds on the sale of fixed-rate residential mortgage loans for the quarter and year ended December 31, 2012, respectively, versus the comparable periods in 2011. Service fees increased $55,000 and $115,000 for the quarter and year ended December 31, 2012, respectively, due to an increase in fees associated with higher electronic banking usage, offset by a reduction in overdraft privilege fees. The Company recorded an other-than-tempo rary impairment charge on two non-agency mortgage-backed securities totaling $123,000 for the year ended December 31, 2012, compared to $148,000 on one non-agency mortgage-backed security and one collateralized debt obligation for the quarter and year ended December 31, 2011. Other noninterest income for 2012 included a gain of $349,000 resulting from death benefit proceeds from a bank-owned life insurance policy and an investment gain of $355,000 received from one of the Bank's small business investment company limited partnerships.

Noninterest expenses decreased $184,000 and $1.9 million for the quarter and year ended December 31, 2012, respectively, compared to the same periods in 2011. Higher expenses in 2011 were mainly due to SI Trust Servicing's operations and a $500,000 charitable contribution to SI Financial Group Foundation in connection with the public stock offering and concurrent second-step conversion completed during the first quarter of 2011. The sale of SI Trust Servicing in 2012 contributed to lower noninterest expenses for the year, offset by an increase in salaries and benefits, computer and electronic banking and legal expenses. Salaries and related benefit costs increased with the addition of commercial and residential lending staff. Legal costs related to collection and foreclosure activities were higher in 2012, while maintenance, real estate taxes and utility costs associated with foreclosure activities and other real estate owned declined compared to 2011.

Total assets decreased $1.8 million, or 0.2%, to $953.3 million at December 31, 2012 from $955.0 million at December 31, 2011, principally due to decreases of $54.3 million in available for sale securities, $10.7 million in cash and cash equivalents and $1.4 million in premises and equipment, offset by an increase of $66.5 million in net loans receivable. Securities decreased primarily as a result of the sale of U.S government and agency obligations. Commercial business, commercial mortgage and indirect automobile loans increased $45.7 million, $43.6 million and $3.9 million, respectively. Despite an increase in residential mortgage loan originations, the residential mortgage portfolio declined $16.8 million due to the sale of $54.0 million of fixed-rate residential mortgage loans during 2012. Total loan originations increased $65.5 million during 2012 compared to 2011 mainly due to higher commercial mortgage, commercial business and residential mortgage loan originations of $28.7 million, $25.8 million and $11.5 million, respectively.

Total liabilities increased $3.0 million, or 0.4%, to $827.5 million at December 31, 2012 compared to $824.5 million at December 31, 2011. Deposits increased $3.2 million, or 0.5%, which included increases in certificates of deposit of $4.6 million and noninterest-bearing deposits of $3.9 million, offset by a decrease in NOW and money market accounts of $6.0 million. Borrowings decreased $2.0 million from $108.3 million at December 31, 2011 to $106.3 million at December 31, 2012, resulting from net repayments of Federal Home Loan Bank advances.

Total shareholders’ equity decreased $4.8 million from $130.5 million at December 31, 2011 to $125.8 million at December 31, 2012. The decrease in shareholders’ equity was attributable to share repurchases of 667,706 shares at a cost of $7.5 million and dividends of $1.2 million, partially offset by increases in net unrealized gains on securities aggregating $2.1 million (net of taxes) and earnings of $1.1 million. At December 31, 2012, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“As anticipated, 2012 was a year of transition for the Bank. The sale of SI Trust Servicing and the closure of our New London office, while impacting earnings in the short run, will reduce expenses longer term. Newly established relationships with third parties near the end of 2012 have greatly expanded our business banking offerings and resulted in a material shift in assets, led by an increase of $89.3 million in outstanding commercial loans. We believe these new partnerships and product offerings will make Savings Institute the leading bank for businesses in eastern Connecticut,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	December 31,	December 31,
(Dollars in Thousands / Unaudited)	2012	2011
ASSETS
Noninterest-bearing cash and due from banks	$16,364	$13,980
Interest-bearing cash and cash equivalents	21,325	34,432
Securities	184,591	239,202
Loans held for sale	5,069	5,558
Loans receivable, net	685,163	618,626
Bank-owned life insurance	9,060	9,012
Other real estate owned, net	1,293	976
Other assets	30,385	33,261

Total assets	$953,250	$955,047

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$705,148	$701,926
Borrowings	106,317	108,317
Other liabilities	16,026	14,287
Total liabilities	827,491	824,530

Shareholders' equity	125,759	130,517

Total liabilities and shareholders' equity	$953,250	$955,047

SELECTED OPERATING DATA:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands / Unaudited)	2012	2011	2012	2011

Interest and dividend income	$8,863	$9,265	$35,824	$37,820
Interest expense	2,322	2,638	9,633	11,377
Net interest income	6,541	6,627	26,191	26,443

Provision for loan losses	646	948	2,896	1,558
Net interest income after provision for loan losses	5,895	5,679	23,295	24,885

Noninterest income	2,398	2,885	8,717	11,127
Noninterest expenses	7,338	7,522	30,653	32,592
Income before income taxes	955	1,042	1,359	3,420

Provision for income taxes	210	281	241	1,003
Net income	$745	$761	$1,118	$2,417

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2012	2011	2012	2011
Earnings per share:
Basic	$0.08	$0.08	$0.11	$0.24
Diluted	$0.08	$0.08	$0.11	$0.24

Weighted average shares outstanding:
Basic	9,567,215	9,959,199	9,730,797	9,988,322
Diluted	9,601,472	9,978,533	9,755,692	10,008,860

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands / Unaudited)	2012	2011	2012	2011

Selected Performance Ratios:
Return on average assets (1)	0.31%	0.32%	0.12%	0.26%
Return on average equity (1)	2.32	2.31	0.86	1.85
Interest rate spread	2.61	2.63	2.63	2.67
Net interest margin	2.87	2.91	2.88	2.96
Efficiency ratio (2)	82.49	79.06	88.19	87.54

Asset Quality Ratios:
Allowance for loan losses			$6,387	$4,970
Allowance for loan losses as a percent of total loans (3)			0.93%	0.80%
Allowance for loan losses as a percent of
nonperforming loans			83.45	46.93
Nonperforming loans			$7,654	$10,591
Nonperforming loans as a percent of total loans (3)			1.11%	1.70%
Nonperforming assets (4)			$8,947	$11,567
Nonperforming assets as a percent of total assets			0.94%	1.21%

Per Share Data:
Book value per share			$12.44	$12.34
Tangible book value per share (5)			12.09	11.95
Dividends per share			0.12	0.12
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(1)	Quarterly ratios have been annualized.

(2)
Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3)	Total loans exclude deferred fees and costs.

(4)	Nonperforming assets consist of nonperforming loans and other real estate owned.

(5)
Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $3.5 million and $4.1 million at December 31, 2012 and 2011, respectively.

CONTACT:
Diane Phillips
Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514